UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 23, 2007

Lev Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 000-32947

DELAWARE	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

122 East 42nd Street, Suite 1700
New York, NY 10168
(Address and zip code of principal executive offices)

(212) 682-3096
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Sale of Unregistered Equity Securities.

The information required to be disclosed in this Item 3.02 concerning the grant of stock options to Mr. Schein and Mr. Cooper is incorporated herein by reference from Item 1.01.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2007, the Registrant entered into amended and restated employment agreements with each of its Chief Executive Officer, Mr. Joshua D. Schein, and its Executive Vice President and Chairman, Mr. Judson Cooper. Both employment agreements are effective as of January 17, 2007. The employment agreements are identical in all material respects and are summarized below. As used in the following summary, the term “Executive(s)” shall refer to Messrs. Schein and Cooper.

  •   The employment agreements are for an initial term of four years and at the end of the initial term renew automatically for additional one year terms unless sooner terminated or not renewed. Under the employment agreements, the Executives will be entitled to a base salary of $425,000 beginning as of January 1, 2007. Base salary shall increase at the end of each year of service (commencing at the end of 2007) by the greater of (i) 4% or (ii) a percentage equal to the increase, if any, in the United States Department of Labor Consumer Price Index (or comparable index, if available) for the New York metropolitan area over the previous 12 months.

  •   Bonus potential for 2007 is targeted at 30% of base salary upon achievement of performance measures to be mutually agreed upon by the Registrant and the Executives. The Executives shall be eligible to receive a bonus in excess of the targeted amount, in the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the employment agreement, the Registrant also awarded each of the Executives a cash bonus for the 2006 fiscal year of 60% of their 2006 base salary.

  •   Grant of options to purchase 1,600,000 shares of the Registrant’s common stock, which options expire ten years from the date of grant and which are exercisable at an exercise price of $1.60, which was equal to the closing price of its common stock on the date of grant (January 17, 2007). The options shall vest in equal annual installments of 25% of the total option amount until vested in full, subject to the terms and conditions of the Registrant’s 2004 Omnibus Incentive Compensation Plan.

  •   In the event of the termination of employment by the Registrant without “cause” or by an Executive for “good reason,” as those terms are defined in the employment agreements, or in the event that the Registrant determines not to renew the employment agreements, the Executive would be entitled to:

(A) a lump sum payment equal to the greater of (x) or (y): (x) (1) two times base salary in effect at the date of termination plus (2) two times the greater of (the “Applicable Bonus”) the bonus paid for the fiscal year prior to the date of termination or 60% of his Base Salary in effect at the date of termination plus (3) a pro rated bonus for the year of termination based upon the Applicable Bonus; or (y) (1) base salary as if the Executive remained in the employ of the Registrant through December 31, 2010 plus (2) bonus payments as if he remained in the employ of the Registrant through December 31, 2010 based upon the Applicable Bonus;

(B) continued participation in the Registrant’s health and welfare plans for a period equal to the greater of two years from the date of termination and December 31, 2010 or, earlier if the Executive is eligible for comparable coverage with a subsequent employer;

(C) the options shall be deemed fully vested on the date of termination and the options shall remain outstanding through the expiration of the original ten year term; and

(D) all compensation accrued but not paid as of the termination date.

The definition of “good reason” includes the resignation by the Executives after six months following a change in control of the Registrant.

•  The benefits described in the immediately preceding paragraph would also be paid to an Executive in the event the Registrant terminates the employment agreement for death or disability (as defined in the employment agreement), provided, however, that in the event of the termination due to death, the lump sum payment shall be the amount described in clause (A)(x) above.

  •   If the Executive’s employment is terminated by the Registrant for “cause” or by him without “good reason,” he is not entitled to any additional compensation or benefits other than his accrued and unpaid compensation.

  •   With respect to the options granted to the Executives under the employment agreements, in the event their employment is terminated by the Registrant without “cause” or by the Executive for “good reason,” or in the event the Registrant elects not to renew the employment agreement, or in the event of a “Change in Control” as defined in the employment agreements, the options granted to the Executives shall be deemed immediately vested and exercisable for the duration of their term.

  •   The employment agreements contain a tax gross-up provision relating to any excise tax that the Executive incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code, provided that the event which caused the imposition of the excise tax arises out of a Change in Control of the Registrant, as described in the employment agreements.

•  Pursuant to the employment agreements, each Executive is subject to customary confidentiality and non-competition obligations that survive the termination of the employment agreements.

The foregoing description of the Registrant’s amended and restated employment agreements with Messrs. Schein and Cooper is qualified in its entirety by reference to the full text of the employment agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

No exhibits are filed or furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LEV PHARMACEUTICALS, INC.

By:	/s/ Joshua D. Schein
Name: Joshua D. Schein, Ph.D.
Title: Chief Executive Officer and President
Date: January 23, 2007